EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of Nautilus, Inc., and the effectiveness of Nautilus, Inc.’s internal control over financial reporting dated February 26, 2015, appearing in the Annual Report on Form 10-K of Nautilus Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Portland, Oregon
May 26, 2015